Exhibit 99.1
Date:           Dec. 1, 2006
Williams Partners L.P. Enters Agreement for $350 Million Private Sale of Common, Class B Units
     TULSA, Okla. — Williams Partners L.P. (NYSE:WPZ) today announced it has entered into an agreement to sell approximately $350 million of common units and Class B units to new and existing qualified institutional buyers in a private placement.
     The common and Class B units will be sold at respective discounts to an average trailing market price for common units and will be subject to possible adjustment for market conditions prior to closing.
     Closing of the sale is conditioned on the closing of Williams Partners’ planned $1.223 billion acquisition from Williams (NYSE:WMB) of the remaining 74.9 percent interest in Williams Four Corners LLC that the partnership does not own. The acquisition, subject to standard closing conditions, is expected to close in mid-December.
     Williams Partners previously acquired a 25.1 percent interest in Four Corners from Williams for $360 million in June 2006. Four Corners owns certain natural gas gathering, processing and treating assets in the San Juan Basin in Colorado and New Mexico.
     Williams Partners will use the net proceeds from this private placement to fund a portion of the cash consideration for the acquisition. Williams Partners plans to finance the balance of the total consideration amount of $1.223 billion through a mix of debt and equity, including the issuance of Class B units to Williams.
     This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein. The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com.

Contact:	Jeff Pounds Williams (media relations) (918) 573-3332 Sharna Reingold Williams (investor relations) (918) 573-2078

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Williams Partners’ reports, filings and other public announcements might contain or incorporate by reference forward-looking statements — statements that do not directly or exclusively relate to historical facts. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will” and other similar words. These statements are based on our intentions, beliefs and assumptions about future events and are subject to risks, uncertainties and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions, risks, uncertainties and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those risks, uncertainties and factors include, among others: Williams Partners may not have sufficient cash from operations to enable it to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to its general partner; because of the natural decline in production from existing wells and competitive factors, the success of Williams Partners’ gathering and transportation businesses depends on its ability to connect new sources of natural gas supply, which is dependent on factors beyond its control; Williams Partners’ processing, fractionation and storage business could be affected by any decrease in the price of natural gas liquids or a change in the price of natural gas liquids relative to the price of natural gas; lower natural gas and oil prices could adversely affect Williams Partners’ fractionation and storage businesses; Williams Partners depends on certain key customers and producers for a significant portion of its revenues and supply of natural gas and natural gas liquids and the loss of any of these key customers or producers could result in a decline in its revenues and cash available to pay distributions; if third-party pipelines and other facilities interconnected to Williams Partners’ pipelines and facilities become unavailable to transport natural gas and natural gas liquids or to treat natural gas, Williams Partners’ revenues and cash available to pay distributions could be adversely affected; Williams Partners’ future financial and operating flexibility may be adversely affected by restrictions in its indenture and by its leverage; The Williams Companies, Inc.’s credit agreement and The Williams Companies, Inc.’s public indentures contain financial and operating restrictions that may limit Williams Partners’ access to credit; in addition, Williams Partners’ ability to obtain credit in the future will be affected by The Williams Company Inc’s credit ratings; Williams Partners’ general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interest to the detriment of Williams Partners’ unitholders; Williams Partners’ partnership agreement limits its general partner’s fiduciary duties to Williams Partner’s unitholders for actions taken by the general partner that might otherwise constitute breaches of fiduciary duty; even if unitholders are dissatisfied, they cannot remove Williams Partners’ general partner without its consent; unitholders may be required to pay taxes on their share of Williams Partners’ income even if they do not receive any cash distributions from Williams Partners; and Williams Partners’ operations are subject to operational hazards and unfores een interruptions for which it may or may not be adequately insured. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are urged to closely consider the disclosures and risk factors in Williams Partners’ annual report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2006 and Williams Partners’ quarterly reports on Form 10-Q available from Williams Partners’ offices or from Williams Partners’ website at www.williamslp.com.